Exhibit 10.11

AMENDMENT NO. 1 TO
PREFERRED STOCK PURCHASE AGREEMENT

This Amendment (this “Amendment”) made and entered into as of July 12, 2012 (“Amendment Date”), by and between PositiveID Corporation, a Delaware corporation (“Company”), and Ironridge Global III, LLC, a Delaware limited liability company (“Purchaser”).

Recitals

A.           A Preferred Stock Purchase Agreement (“Agreement”), was made and entered into between the parties as of July 27, 2011.

B.           The parties desire to amend the Agreement as set forth in this Amendment.

Agreement

In consideration of the foregoing, the receipt and adequacy of which are hereby acknowledged, Company and Purchaser agree as follows:

1.           Announcement Date.  The “Announcement Date” with respect to a share of Series F Preferred Stock shall mean the Trading Day immediately following that Trading Day, during the 20 Trading Day period immediately following the date of receipt of a Conversion Notice with respect to such share of Series F Preferred Stock, on which the Closing Price of a share of Common Stock is closest to, without going over, the arithmetic average of the individual daily volume weighted average prices for the lowest three Trading Days during such 20 Trading Day period.

2.           Entire Agreement.  The Agreement, as amended by this Amendment, contains the entire agreement and understanding of the parties, and supersedes all prior and contemporaneous agreements, term sheets, letters, discussions, communications and understandings, both oral and written.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the Amendment Date.

Company:		Purchaser:

POSITIVEID CORPORATION		IRONRIDGE GLOBAL III, LLC

By:	/s/William J. Caragol	By:	/s/John C. Kirkland
Name:	William J. Caragol	Name:	John C. Kirkland
Title:	Chief Executive Officer	Title:	Managing Director